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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                                April 29, 1998
               ________________________________________________
               Date of Report (Date of Earliest Event Reported)


                           Sierra Pacific Resources
               ________________________________________________
              (Exact Name of Registrant as Specified in Charter)

          Nevada                      0-508                  88-0044418
---------------------------     -----------------   ----------------------------
(State or Other Jurisdiction    (Commission File             (IRS Employer
     of Incorporation)               Number)                 Identification No.)

                        P.O. Box 10100 (6100 Neil Road)
                              Reno, Nevada  89511
              ___________________________________________________
             (Address of Principal Executive Offices and Zip Code)

                                (702) 834-3600
              ___________________________________________________
             (Registrant's Telephone Number, Including Area Code)


                                      N/A
           ________________________________________________________
         (Former Name or Former Address, if Changed Since Last Report)
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Item 5.  Other Events.

     On April 29, 1998, Sierra Pacific Resources, a Nevada corporation (the "Company"), Nevada Power Company, a Nevada corporation ("Nevada Power"), LAKE Merger Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of the Company ("LAKE Merger Sub"), and DESERT Merger Sub, Inc., a Nevada corporation and a wholly-owned subsidiary of the Company ("DESERT Merger Sub"), entered into an Agreement and Plan of Merger, dated as of April 29, 1998 (the "Merger Agreement") providing for a merger of equals transaction among the Company, Nevada Power, LAKE Merger Sub and DESERT Merger Sub. The Merger Agreement and the press release issued in connection therewith are filed herewith as Exhibits
2.1 and 99.1, respectively, and are incorporated herein by reference. The description of the Merger Agreement set forth herein does not purport to be complete and is qualified in its entirety by the provisions of the Merger Agreement.

     Pursuant to the Merger Agreement, (i) LAKE Merger Sub will merge with and into the Company (the "First Merger"), with the Company being the surviving corporation, and immediately thereafter, (ii) Nevada Power will merge with and into DESERT Merger Sub (the "Second Merger" and, together with the First Merger, the "Mergers"), with DESERT Merger Sub being the surviving corporation and continuing as a wholly-owned subsidiary of the Company (the "Surviving Corporation"). The Mergers, which were unanimously approved by the boards of directors of each of the Company and Nevada Power, are expected to occur shortly after all of the conditions to the consummation of the Mergers, including the receipt of certain regulatory approvals, are met or waived. The regulatory approval process is expected to take approximately twelve (12) months.

     Under the terms of the Merger Agreement, each outstanding share of the Company's common stock, $1.00 par value per share, together with associated purchase rights (the "Company Common Stock"), other than shares owned by the Company or any subsidiary of the Company, will be converted into the right to receive either $37.55 in cash (the "Company Cash Consideration") or 1.44 shares of Company Common Stock (the "Company Stock Consideration" and, together with the Company Cash Consideration, the "Company Merger Consideration"). Each outstanding share of Nevada Power's common stock, par value $1.00 per share (the "Nevada Power Common Stock"), other than shares owned by Nevada Power, any subsidiary of Nevada Power, the Company or any subsidiary of the Company, will be converted into the right to receive either $26.00 in cash (the "Nevada Power Cash Consideration") or 1.00 shares of Company Common Stock (the "Nevada Power Stock Consideration" and, together with the Nevada Power Cash Consideration, the "Nevada Power Merger Consideration"). Each holder of shares of Company Common Stock may elect to receive, in respect of

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each such share, either the Company Cash Consideration or the Company Stock
Consideration, and each holder of shares of Nevada Power Common Stock may elect to receive, in respect of each such share, either the Nevada Power Cash Consideration or the Nevada Power Stock Consideration. Holders who (i) own less than 100 shares of Company Common Stock or Nevada Power Common Stock or (ii) elect to receive the Company Stock Consideration or the Nevada Power Stock Consideration in respect of less than 100 shares of Company Common Stock or Nevada Power Common Stock, respectively (all such shares, the "Deminimis Shares"), will be deemed to have elected to receive the Company Cash Consideration or the Nevada Power Cash Consideration, respectively, except where the value of the Company Stock Consideration or the Nevada Power Stock Consideration exceeds 120% of the value of the Company Cash Consideration or the Nevada Power Cash Consideration, respectively, at the time of the election deadline. The Mergers are expected to be tax-free to stockholders of the Company and Nevada Power to the extent that they receive shares of Company Common Stock, and any cash received is expected to be taxed as capital gain except to the extent dividend treatment is elected.

     Pursuant to the Merger Agreement, approximately $151.6 million in cash will be paid to holders of shares of Company Common Stock, and approximately $304.6 million in cash will be paid to holders of shares of Nevada Power Common Stock. In the event that stockholders of the Company or Nevada Power fail to elect to receive all of the cash allocated to be paid to them pursuant to the Mergers, such cash will be proportionately allocated among those stockholders who have elected to receive shares of Company Common Stock. Likewise, in the event that the stockholders of the Company or Nevada Power fail to elect to receive all of the shares of Company Common Stock allocated to be paid to them pursuant to the Mergers, such shares will be proportionately allocated among those stockholders who have elected to receive cash, other than among the holders of the Deminimis Shares who may receive cash in any event. At the close of the Mergers, stockholders of the Company and stockholders of Nevada Power will each own approximately 50% of the Company Common Stock.

     The Board of Directors of the Company has received an opinion from its investment banker, SG Barr Devlin, to the effect that, as of the date of the Merger Agreement, the Company Merger Consideration to be issued in the First Merger, in light of the Nevada Power Merger Consideration to be issued in the Second Merger, is fair from a financial point of view to holders of Company Common Stock. The Board of Directors of the Company has also received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, to the effect that, as of the date of the Merger Agreement, the aggregate consideration to be received by holders of Company Common Stock pursuant to the transactions contemplated by the Merger Agreement is fair from a financial point of view to such holders.

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     The Mergers are subject to certain customary closing conditions, including, without limitation, the receipt of the required stockholder approvals of the Company and Nevada Power and the receipt of all necessary governmental approvals and the making of all necessary governmental filings, including the approval of state utility regulators in Nevada, the approval of the Federal Energy
Regulatory Commission, and the filing of the requisite notification with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the expiration of the applicable waiting period thereunder. In addition, the Mergers are conditioned upon the effectiveness of a registration statement to be filed with respect to the Company Common Stock to be issued in the Mergers. (See Article VIII of the Merger Agreement.) Stockholder meetings to vote upon the Mergers will be convened as soon as practicable and are expected to be held in the third quarter of 1998.

     The Merger Agreement contains certain covenants of the parties pending the consummation of the Mergers. Generally, the parties must carry on their respective businesses in the ordinary course consistent with past practice and use all commercially reasonable efforts to preserve intact their present business organizations and goodwill, may not increase dividends on common stock beyond specified levels, and may not issue any capital stock beyond certain limits. The Merger Agreement also contains certain restrictions and limitations with respect to, among other things, charter and bylaw amendments, capital expenditures, acquisitions, dispositions, incurrence of indebtedness, certain increases in employee compensation and benefits, affiliate transactions, rate matters, contracts and discharge of liabilities. (See Article VI of the Merger Agreement.)

     The Merger Agreement provides that, after the effectiveness of the Mergers (the "Effective Time"), the corporate headquarters of the Company and the principal executive offices of the gas and water business units will be located in Reno, Nevada, and the headquarters of Sierra Pacific Power Company, a Nevada corporation and a wholly-owned subsidiary of the Company ("Sierra Pacific Power"), and the Surviving Corporation and the principal executive offices of the electric business unit will be located in Las Vegas, Nevada. The Company's board of directors, which will be classified into three separate classes, will consist of fourteen (14) directors, one-half of whom will be designated by the Company and one-half of whom will be designated by Nevada Power. Malyn K. Malquist, the Company's current Chairman, President and Chief Executive Officer
(CEO), will serve as President and Chief Operating Officer (COO) of the Company and President and CEO of Sierra Pacific Power and the Surviving Corporation. Michael R. Niggli, Nevada Power's current President and COO, will serve as Chairman and CEO of the Company and Chairman of each of the Company's subsidiaries.

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     The Merger Agreement may be terminated under certain circumstances, including by mutual consent of the parties; by any party if the Mergers are not consummated by October 29, 1999 (the "Initial Termination Date"), subject to an automatic extension of six months if the requisite statutory approvals have not yet been obtained by the Initial Termination Date; by any party if the requisite stockholder approvals are not obtained; by a non-breaching party if there occurs a material breach of any representation, warranty, covenant or agreement contained in the Merger Agreement which is not cured within twenty (20) days; or by either party, under certain circumstances, as a result of a third-party business combination proposal which such party, pursuant to its directors' fiduciary duties, is required to accept.

     The Merger Agreement provides that if there is a material breach (whether or not willful) of any representation, warranty, covenant or agreement contained in the Merger Agreement, then the non-breaching party is entitled to reimbursement of its out-of-pocket expenses, not to exceed a total of $10 million (and in the event of a willful breach, the non-breaching party shall also be entitled, in addition to its out-of-pocket expenses (which shall not be limited to $10 million), to any remedy it may have at law or in equity). If at the time of any breaching party's willful breach there is pending a business combination proposal by a third party involving such breaching party that is not rejected or withdrawn and which is consummated within two and one-half years of the non-breaching party's termination, then the breaching party will pay to the non-breaching party a termination fee of $52.5 million in cash (minus any amounts as may have been previously paid by the breaching party as out-of-pocket expenses). The Merger Agreement also requires that a termination fee of $52.5 million (minus any amounts as may have been previously paid as out-of-pocket expenses) must be paid by one party (the "Payor") to the other if (i) the Merger Agreement is terminated (x) upon the acceptance by the Payor of a third-party business combination proposal, or upon the withdrawal or adverse modification by the board of directors of the Payor of its approval or recommendation of the Mergers to its stockholders, (y) following a failure of the stockholders of the Payor to grant their approval to the Mergers or (z) as a result of the Payor's material failure to convene a stockholder meeting and, subject to its board of director's fiduciary duties, recommend the Mergers to its stockholders, and (ii) at the time of such termination or, in the case of any termination following the disapproval of the Payor's stockholders, prior to the meeting of the Payor's stockholders, there shall have been a third-party business combination proposal which shall not have been rejected by the Payor or withdrawn by such third party, and (iii) within two and one-half years of any such termination described in clause (i) above, the Payor becomes a subsidiary of such third party or accepts a written offer to consummate or consummates a business combination proposal with such third party. (See Article IX of the Merger Agreement.)

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Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     (c)  Exhibits.

      2.1 Agreement and Plan of Merger, dated as of April 29, 1998, by and among the Company, Nevada Power, LAKE Merger Sub and DESERT Merger Sub.

     99.1 Joint Press Release of the Company and Nevada Power issued April 30, 1998.

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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 30, 1998
                                       SIERRA PACIFIC RESOURCES

                                       By:  /s/ William E. Peterson
                                           --------------------------
                                            William E. Peterson
                                            Senior Vice President and
                                            Corporate Secretary

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                                 Exhibit Index
                                 -------------

Exhibit   Description
-------   -----------

 2.1 Agreement and Plan of Merger, dated as of April 29, 1998, by and among the Company, Nevada Power, LAKE Merger Sub and DESERT Merger Sub.

99.1      Joint Press Release of the Company and Nevada Power issued April 30,
          1998.

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